Exhibit 10.5

HERBAL WELL

Subject: Offer of Employment	February 12, 2024

Dear Jackson Kwok,

We are thrilled to extend to you the offer of employment with Longstar HealthPro Inc. in the role of CEO, effective starting March 1, 2024. Your extensive experience and skill set stand out as exceptional, and we are confident in the positive impact you will bring to our team and the broader organization.

Base Salary:

Your annual salary will be $72,000, payable in accordance with the Company’s normal payroll practices.

Other benefits:

1. Health Insurance: You can enroll in the company’s health insurance plan, with Longstar HealthPro Inc. covering 50% of the cost.

2. Dental and Vision Coverage: The company provides full coverage for dental and vision insurance, ensuring your comprehensive healthcare needs are met.

3. Unlimited Paid Time Off (PTO): We believe in work-life balance and understand the importance of taking time off to recharge. Therefore, we offer unlimited PTO, allowing you to manage your time responsibly.

4. 401K: Longstar HealthPro Inc. offers a 401K retirement plan, allowing you to invest in your future and plan for a financially secure retirement.

At-Will Employment:

This offer does not constitute a contract of employment, and either party may terminate the employment relationship at any time, with or without cause or notice.

Please review and sign this offer letter as a confirmation of your acceptance of the terms and conditions of your employment with Longstar HealthPro Inc. Kindly return a signed copy of this letter by February 15, 2024. Should you have any questions or need further clarification, please feel free to contact me directly.

Warm regards,

Sara Zhang

HR Department

Farlong Nutraceutical | Notoginseng & Supplements

4010 Valley Blvd #101, Walnut, CA 91789 (888) 327-5664 WWW.FARLONG.COM